Exhibit 99.1

Zoës Kitchen Announces Second Quarter 2015 Results

PLANO, TX - (BUSINESS WIRE) - August 27, 2015 - Zoe's Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE: ZOES) today reported financial results for the twelve and twenty-eight weeks ended July 13, 2015.

Highlights for the twelve weeks ended July 13, 2015, as compared to the twelve weeks ended July 14, 2014:

•	Total revenue increased 30.0% to $54.5 million.

•	Comparable restaurant sales increased 5.6%.

•	Seven new Company-owned restaurants opened.

•	Restaurant contribution increased 31.2% to $11.6 million.

•	Adjusted EBITDA* increased 28.2% to $6.0 million.

•
Net income was $0.1 million, or $0.01 per diluted share, compared to net income of $1.1 million, or $0.06 per diluted share. Net income for the twelve weeks ended July 13, 2015 included $0.5 million of executive transition costs.

•	Adjusted net income* was $1.0 million, or $0.05 per diluted share, compared to adjusted net income of $0.7 million or $0.04 per diluted share.

Highlights for the twenty-eight weeks ended July 13, 2015, as compared to the twenty-eight weeks ended July 14, 2014:

•	Total revenue increased 33.3% to $117.5 million.

•	Comparable restaurant sales increased 6.7%.

•	19 new Company-owned restaurants opened.

•	Restaurant contribution increased 38.9% to $25.3 million.

•	Adjusted EBITDA* increased 46.8% to $12.4 million.

•
Net income was $0.8 million, or $0.04 per diluted share, compared to net loss of $8.9 million, or $0.56 per diluted share. Net income for the twenty-eight weeks ended July 13, 2015 included $0.5 million of executive transition costs.

•	Adjusted net income* was $1.5 million, or $0.08 per diluted share, compared to adjusted net income of $0.3 million or $0.01 per diluted share.

(*) EBITDA, adjusted EBITDA, adjusted net income, and adjusted weighted average shares are non-GAAP measures. For reconciliations of EBITDA, adjusted EBITDA and adjusted net income to GAAP net income (loss) and why the Company considers them useful, see the reconciliation of non-GAAP measures accompanying this release.

“We are proud of our second quarter results, including comparable restaurant sales growth of 5.6%, total revenue growth of 30%, and adjusted EBITDA growth of 28%,” stated Kevin Miles, president and Chief Executive Officer of Zoe’s Kitchen.  “These strong results, which mark our 22nd consecutive quarter of positive comparable restaurant sales, reflect a continuation of our strong operating momentum and the emotional connection we’re fostering with our guests, inspiring them to Live Mediterranean.”

Miles added, “We continue to be excited about the enormous opportunity to strengthen and grow our brand through investments in our people, our differentiated menu, and our operations, as well as through new unit development.  With 19 new restaurants opened during the first half of this year, we are on track to open 31 to 33 restaurants in 2015.  We remain confident that we can successfully operate over 1,600 restaurants in the US over the long term, bringing the Mediterranean lifestyle and Southern hospitality to guests across the country.”

Second Quarter 2015 Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 30.0% to $54.5 million in the twelve weeks ended July 13, 2015, from $41.9 million in the twelve weeks ended July 14, 2014. Restaurant sales for the twelve weeks ended July 13, 2015 were $54.4 million, an increase of 30.3% from the twelve weeks ended July 14, 2014.

Comparable restaurant sales increased 5.6% during the twelve weeks ended July 13, 2015, consisting of a 1.3% increase in traffic and a 3.5% increase in product mix, combined with a 0.8% increase in price. The comparable restaurant base includes those restaurants open for 18 full periods or longer and included 105 restaurants as of July 13, 2015.

Restaurant contribution increased 31.2% to $11.6 million in the twelve weeks ended July 13, 2015 from $8.8 million in the twelve weeks ended July 14, 2014. As a percentage of restaurant sales, restaurant contribution margin increased 10 basis points to 21.3% as the Company benefited from lower commodity prices, which were partially offset by an increase in store operating expenses. The increase in store operating expenses was driven by a shift in the timing of the Company's annual general managers conference, as well as normalization of repair and maintenance expenses compared to the prior year.

Net income for the twelve weeks ended July 13, 2015 was $0.1 million, or $0.01 per diluted share, compared to a net income of $1.1 million, or $0.06 per diluted share, for the twelve weeks ended July 14, 2014. Adjusted net income was $1.0 million, or $0.05 per diluted share, for the twelve weeks ended July 13, 2015, compared to adjusted net income of $0.7 million or $0.04 per diluted share, for the twelve weeks ended July 14, 2014.

2015 Fiscal Year to Date Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 33.3% to $117.5 million in the twenty-eight weeks ended July 13, 2015, from $88.2 million in the twenty-eight weeks ended July 14, 2014. Restaurant sales for the twenty-eight weeks ended July 13, 2015 were $117.4 million, an increase of 33.6% from $87.9 million in the twenty-eight weeks ended July 14, 2014.

Comparable restaurant sales increased 6.7% during the twenty-eight weeks ended July 13, 2015, consisting of a 2.5% increase in transactions and a 3.2% increase in product mix, combined with a 1.0% increase in price. The comparable restaurant base includes those restaurants open for 18 full periods or longer and included 105 restaurants as of July 13, 2015.

Restaurant contribution increased 38.9% to $25.3 million in the twenty-eight weeks ended July 13, 2015 from $18.2 million in the twenty-eight weeks ended July 14, 2014. As a percentage of restaurant sales, restaurant contribution margin increased 80 basis points to 21.5% as the Company benefited from lower commodity prices, which were partially offset by an increase in store operating expenses. The increase in store operating expenses was driven by a normalization of repair and maintenance expenses compared to the prior year.

Net income for the twenty-eight weeks ended July 13, 2015 was $0.8 million, or $0.04 per diluted share, compared to a net loss of $8.9 million, or $0.56 per diluted share, for the twenty-eight weeks ended July 14, 2014.

Adjusted net income was $1.5 million, or $0.08 per diluted share, for the twenty-eight weeks ended July 13, 2015, compared to adjusted net income of $0.3 million or $0.01 per diluted share, for the twenty-eight weeks ended July 14, 2014.

Development
The Company opened seven new Company-owned restaurants during the twelve weeks ended July 13, 2015. As of July 13, 2015, there were 148 Company-owned restaurants and three franchised restaurants. As of August 27, 2015, the Company has opened seven additional restaurants, bringing the total restaurant count to 158.

FY 2015 Outlook
For the fiscal year ending December 28, 2015, the Company is updating its outlook and currently expects the following:

•	Restaurant sales between $220.0 million and $224.0 million (previously $218.0 million to $223.0 million).

•	Royalty and franchise fees of approximately $0.2 million.

•	Comparable restaurant sales growth of 5.0% to 6.0% (previously 4.0% to 6.0%).

•	31 to 33 Company-owned restaurant openings.

•	Restaurant contribution margin between 20.0% and 20.5%.

•
Adjusted general and administrative expenses between $25.3 million to $25.5 million (previously $24.7 million). Updated guidance includes costs related to additional regulatory requirements triggered by the Company's new SEC reporting designation as a large accelerated filer as well as a termination agreement related to a store relocation.

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its second quarter 2015 financial results today at 5:00 PM Eastern Time. Hosting the conference call will be Kevin Miles, President and Chief Executive Officer, and James Besch, Principal Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13617062. The replay will be available until Thursday, September 3, 2015.

The conference call will also be webcast live from the Company’s corporate website at www.zoeskitchen.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

Definitions
The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales comparisons for the comparable Company-owned restaurant base. A restaurant becomes comparable in its 18th full fiscal period of operation. The Company presents comparable restaurant sales on a fiscal calendar basis.  As a result, our comparable restaurant sales calculation may not correspond exactly to the related calendar periods.

Restaurant contribution is defined as restaurant sales less restaurant operating costs, which are cost of sales, labor, and store operating expenses. Restaurant contribution margin is restaurant contribution as a percentage of restaurant sales.

EBITDA, a non-GAAP measure, is defined as net income (loss) before interest, income taxes and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, is defined as EBITDA plus equity-based compensation expense associated with the accelerated vesting of stock and stock options at our IPO in April 2014, management and consulting fees, asset disposals, loss on interest cap, loss on extinguishment of debt, non-capitalized offering related expenses, executive transition costs, and pre-opening costs.

Adjusted net income, a non-GAAP measure, is defined as net income (loss) adjusted as if the IPO occurred on December 31, 2013. Adjusted net income (loss) is defined as net income (loss) plus equity-based compensation expense associated with the accelerated vesting of stock and stock options at our IPO in April 2014, management and consulting fees, loss on extinguishment of debt, credit facility interest expense, deferred financing costs, non-capitalized offering related expenses, executive transition costs, and the provision (benefit) for income taxes; less previously capitalized interest and an estimated tax rate of 38%.

Adjusted general and administrative expenses, a non-GAAP measure, is defined as general and administrative expenses less executive transition costs.

Adjusted weighted average shares, a non-GAAP measure, is based on the number of shares outstanding at the date of the IPO as if all shares had been outstanding as of December 31, 2013.

Our first fiscal quarter consists of sixteen weeks and each of our second, third and fourth fiscal quarters consists of twelve weeks, except for a fifty-three week year when the fourth quarter has thirteen weeks.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant concept serving a distinct menu of fresh, wholesome, Mediterranean-inspired dishes delivered with Southern hospitality. With 158 locations in 17 states across the United States, Zoës Kitchen aims to deliver goodness to its customers by providing simple, tasty and fresh Mediterranean meals, inspired by family recipes, and made from scratch daily.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.zoeskitchen.com or upon request from Zoës Kitchen.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted net income (loss), and Adjusted weighted average shares (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 13, 2015	July 14, 2014	July 13, 2015	July 14, 2014
Revenue:
Restaurant sales	$54,424	$41,761	$117,373	$87,879
Royalty fees	50	127	109	275
Total revenue	54,474	41,888	117,482	88,154
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	17,313	14,243	36,987	29,163
Labor	15,006	11,367	32,825	24,467
Store operating expenses	10,514	7,314	22,301	16,062
General and administrative expenses	6,261	4,465	13,503	16,733
Depreciation	2,587	2,088	5,779	4,501
Amortization	375	314	887	782
Pre-opening costs	637	443	1,485	1,259
Loss from disposal of equipment	100	38	147	51
Total operating expenses	52,793	40,272	113,914	93,018
Income (loss) from operations	1,681	1,616	3,568	(4,864)
Other income and expenses:
Interest expense, net	711	621	1,682	2,280
Loss on extinguishment of debt	—	—	—	978
Other income	(21)	—	(31)	—
Loss on interest cap	—	—	—	6
Total other income and expenses	690	621	1,651	3,264
Income (loss) before provision for income taxes	991	995	1,917	(8,128)
Provision (benefit) for income taxes	871	(124)	1,105	741
Net income (loss)	$120	$1,119	$812	$(8,869)

Net income (loss) per share:
Basic	$0.01	$0.06	$0.04	$(0.56)
Diluted	$0.01	$0.06	$0.04	$(0.56)
Weighted average shares of common stock outstanding:
Basic	19,334,939	19,269,746	19,313,094	15,812,901
Diluted	19,557,645	19,477,765	19,535,948	15,812,901

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
Margin Analysis

The following table sets forth the percentage relationship to total revenue, except where otherwise indicated, for certain items included in the Company's consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 13, 2015	July 14, 2014	July 13, 2015	July 14, 2014
Revenue:
Restaurant sales	99.9%	99.7%	99.9%	99.7%
Royalty fees	0.1%	0.3%	0.1%	0.3%
Total revenue	100.0%	100.0%	100.0%	100.0%
Operating costs:
Restaurant operating costs (1):
Cost of sales	31.8%	34.1%	31.5%	33.2%
Labor	27.6%	27.2%	28.0%	27.8%
Store operating expenses	19.3%	17.5%	19.0%	18.3%
General and administrative expenses	11.5%	10.7%	11.5%	19.0%
Depreciation	4.7%	5.0%	4.9%	5.1%
Amortization	0.7%	0.7%	0.8%	0.9%
Pre-opening costs	1.2%	1.1%	1.3%	1.4%
Loss from disposal of equipment	0.2%	0.1%	0.1%	0.1%
Total operating expenses	96.9%	96.1%	97.0%	105.5%
Income (loss) from operations	3.1%	3.9%	3.0%	(5.5)%
Other income and expenses:
Interest expense, net	1.3%	1.5%	1.4%	2.6%
Loss on extinguishment of debt	—%	—%	—%	1.1%
Other income	(0.0)%	—%	(0.0)%	—%
Loss on interest cap	—%	—%	—%	0.0%
Total other income and expenses	1.3%	1.5%	1.4%	3.7%
Income (loss) before provision for income taxes	1.8%	2.4%	1.6%	(9.2)%
Provision (benefit) for income taxes	1.6%	(0.3)%	0.9%	0.8%
Net income (loss)	0.2%	2.7%	0.7%	(10.1)%

(1) As a percentage of restaurant sales.
		(0.1)%

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant count data)

	As of
	July 13, 2015	December 29, 2014
Balance Sheet Data:
Cash and cash equivalents	$24,197	$29,390
Total assets	194,825	178,661
Total debt (1)	27,400	23,266
Total liabilities	70,909	57,392
Total stockholders' equity	123,916	121,269

(1) Includes $27.4 million and $23.3 million of deemed landlord financing as of July 13, 2015 and December 29, 2014, respectively.

	Quarter Ended
	July 13, 2015	April 20, 2015	December 29, 2014	October 6, 2014	July 14, 2014
Selected Operating Data:
Company-owned restaurants at end of period	148	141	129	120	116
Franchise-owned restaurants at end of period	3	3	3	6	6
Company-owned:
Comparable restaurant sales	5.6%	7.7%	7.8%	5.9%	7.5%
Units in the comparable base	105	94	81	78	70

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA (non-GAAP presentation)
(in thousands)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 13, 2015	July 14, 2014	July 13, 2015	July 14, 2014

	(Dollars in thousands)
Adjusted EBITDA:
Net income (loss), as reported	$120	$1,119	$812	$(8,869)
Depreciation and amortization	2,962	2,402	6,666	5,283
Interest expense, net	711	621	1,682	2,280
Provision (benefit) for income taxes	871	(124)	1,105	741
EBITDA	4,664	4,018	10,265	(565)
Asset disposals and loss on interest cap (1)	100	38	147	57
Management and consulting fees (2)	—	—	—	113
Equity-based compensation expense (3)	—	—	—	6,111
Loss on extinguishment of debt (4)	—	—	—	978
Pre-opening costs (5)	637	443	1,485	1,259
Offering related expenses (6)	—	142	—	526
Executive transition costs (7)	549	—	549	—
Adjusted EBITDA	$5,950	$4,641	$12,446	$8,479

(1) Represents costs related to loss on disposal of equipment and loss on interest cap.
(2) Represents fees payable to Brentwood Private Equity IV, LLC ("Brentwood"), our former controlling stockholder, pursuant to the Corporate Development and Administrative Services Agreement dated October 31, 2007 ("Corporate Services Agreement"), and fees payable to Greg Dollarhyde pursuant to a consulting agreement entered into on March 22, 2011. Both agreements were terminated prior to the completion of the IPO.

(3) Represents non-cash equity-based compensation expense associated with the accelerated vesting of stock and stock options at our IPO in April 2014. Amounts previously disclosed for the twelve and twenty-eight weeks ended July 14, 2014 included an additional $72,000 and $79,000, respectively, related to post- IPO non-cash equity-based compensation.

(4) Represents the remaining deferred financing costs, loan administrative fee, and interest rate contract that were written off with the repayment of our 2011 credit facility.
(5) Represents expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.
(6) Represents fees and expenses that were incurred, but not capitalized, in relation to our IPO completed on April 16, 2014.
(7) Represents costs associated with our former CFO's departure pursuant to his employment and transition agreement.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) to Adjusted Net Income (non-GAAP presentation)
(in thousands, except share and per share data)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 13, 2015	July 14, 2014	July 13, 2015	July 14, 2014

Adjusted net income:
Net income (loss), as reported	$120	$1,119	$812	$(8,869)
Credit Facility interest expense (1)	—	—	—	787
Capitalized interest (2)	—	—	—	(38)
Loss on extinguishment of debt (3)	—	—	—	978
Deferred financing expense (4)	—	—	—	78
Management fees (5)	—	—	—	113
Equity-based compensation expense (6)	—	—	—	6,111
Offering related expenses (7)	—	142	—	526
Executive transition costs (8)	549	—	549	—
Provision (benefit) for income taxes (9)	871	(124)	1,105	741
Pre-tax Adjusted net income	1,540	1,137	2,466	427
Estimated tax provision (9)	585	432	937	162
Adjusted net income	$955	$705	$1,529	$265

Adjusted net income per share:
Basic	$0.05	$0.04	$0.08	$0.01
Diluted	$0.05	$0.04	$0.08	$0.01
Adjusted weighted average shares outstanding:
Basic (10)	19,334,939	19,269,746	19,313,094	19,269,746
Diluted (10)	19,557,645	19,477,864	19,535,948	19,370,071

(1) Represents interest expensed on outstanding balances for our 2011 credit facility. Adjusted effect shown as if balance were repaid as of December 31, 2013.
(2) Represents capitalized interest on capital projects that would not have been incurred due to repayment of our 2011 credit facility.
(3) Represents the remaining deferred financing costs, loan administrative fee, and interest rate contract that were written off with the repayment of our 2011 credit facility.
(4) Represents the deferred financing expense associated with our 2011 credit facility.
(5) Represents fees payable to Brentwood pursuant to the Corporate Services Agreement and fees payable to Greg Dollarhyde pursuant to a consulting agreement entered into on March 22, 2011. Both agreements were terminated prior to the completion of the IPO.

(6) Represents non-cash equity-based compensation expense associated with the accelerated vesting of stock and stock options at our IPO in April 2014. Amounts previously disclosed for the twelve and twenty-eight weeks ended July 14, 2014 included additional $72,000 and $79,000, respectively, related to post-IPO non-cash equity-based compensation.

(7) Represents fees and expenses that were incurred, but not capitalized, in relation to our IPO completed on April 16, 2014.
(8) Represents costs associated with our former CFO's departure pursuant to his employment and transition agreement.
(9) For comparability the provision (benefit) for taxes is added back to arrive at pre-tax adjusted net income; then an estimated 38% tax rate is applied to arrive at adjusted net income.
(10) Basic shares for the twelve and twenty-eight weeks ended July 14, 2014 are based on the number of shares outstanding as of July 14, 2014, as if all shares outstanding at the date of the IPO had been outstanding as of December 31, 2013.